UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 5, 2011

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

To the extent required to be disclosed pursuant to this Item 1.01, the information set forth in Item 5.02(e) of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As previously announced, Harry J. Silverman and Ranjit C. Singh did not stand for re-election to the Board of Directors of Authentidate Holding Corp. (the “Company”) and their resignation from the Board became effective May 5, 2011.

(c) On May 5, 2011, following the Company’s Annual Meeting of Stockholders, the Company’s Board of Directors appointed the Company’s President, Mr. O’Connell Benjamin, to the additional position of Chief Executive Officer. At this juncture, Mr. Benjamin’s compensation arrangements were not modified following this appointment. Mr. Benjamin, age 61, has served as the Company’s President since November 2007, and was the Company’s Senior Vice-President – Products and Technology from January 2005 until his appointment to President. Mr. Benjamin started his career in 1973 with AT&T Bell Labs where he led a number of initiatives in research, product development and manufacturing processes. He was the Vice President of R&D for all AT&T Consumer Products until his transition to Lucent Technologies in 1996, as part of Lucent’s spin-off from AT&T. At Lucent, as Vice President in the wireless business unit, he served in various roles leading product development and customer technical support activities. Mr. Benjamin subsequently joined Lucent Digital Radio as Senior Vice President of Product Management in September 1999. Following Lucent Digital Radio’s merger into Ibiquity Digital Corporation in August 2000, he continued to serve as the Co-Chief Operating Officer until August 2003.

(e) On May 5, 2011, the Company’s Board of Directors agreed to amend the vesting terms of the Company’s prior award of options to purchase 500,000 shares of common stock (the “Options”) to Mr. J. David Luce, a member of the Board of Directors. The Options were granted on August 6, 2009 under the Company’s 2000 Stock Option Plan, as amended, and are exercisable for a period of ten years at a per share exercise price of $2.00, subject to the vesting conditions. As originally granted, the Options would vest solely in the event that the Company’s Express MD Solutions joint venture (or a successor) achieves revenues in the aggregate amount of at least $5,000,000 prior to the second anniversary of the grant date (the “Target Date”). In the event such metric is achieved, 250,000 Options will vest. The remaining Options would vest only if the joint venture (or a successor) achieves revenues in the aggregate amount of $10,000,000 prior to the Target Date. The Board determined to amend the vesting terms of the Option to provide that the Target Date shall be the third anniversary of the date of grant.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Authentidate held its Annual Meeting of Stockholders on May 5, 2011 in Berkeley Heights, New Jersey. The results of the matters voted on by the stockholders are set forth below. Only stockholders of record as of the close of business on March 31, 2011 were entitled to vote at the annual meeting. As of the record date, 46,035,017 shares of common stock of the Company were outstanding and entitled to vote at the annual meeting. At the annual meeting, 39,944,329 shares of common stock of the Company were represented, in person or by proxy, constituting a quorum. Holders of Series C 15% Convertible Redeemable Preferred Stock were not entitled to vote shares of common stock issued to them in the private placement the Company consummated on October 13, 2010 or any shares of common stock received upon exercise of the warrants issued to them in such transaction (to the extent that any warrants are exercised prior to the Record Date) on Proposal 2, but such holders were entitled to vote such shares on the other proposals at the Annual Meeting.

1. The stockholders voted to elect the following nominees to the Board of Directors by the votes indicated:

Nominee	For	Withheld

J. Edward Sheridan	30,063,468	2,071,417
J. David Luce	30,529,739	1,605,146
John J. Waters	30,025,930	2,108,955
O’Connell Benjamin	30,606,952	1,527,933
Todd A. Borus, M.D.	30,682,361	1,452,524

In addition, there were a total of 7,809,444 broker non-votes relating to this proposal.

2. The stockholders did not approve the proposal for the conversion of the outstanding shares of Series C 15% Convertible Redeemable Preferred Stock and the full exercise of the warrants issued in our October 2010 private placement, by the following votes:

For	Against	Abstain	Broker Non-Votes
12,486,912	15,961,252	115,376	7,809,444

3. The stockholders voted to authorize the approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1:2 to 1:5, by the following votes:

For	Against	Abstain	Broker Non-Votes
25,432,051	14,412,735	99,543	—

The Company’s board of directors has decided not to effectuate any reverse stock split at this time.

4. The stockholders voted to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm, by the following votes:

For	Against	Abstain	Broker Non-Votes
37,397,082	2,035,823	511,424	—

5. The stockholders voted to authorize the Company to adjourn the Annual Meeting, by the votes set forth below, which authorization the Company declined to exercise at the Annual Meeting.

For	Against	Abstain	Broker Non-Votes
23,895,404	15,565,811	483,114	—

Item 8.01	Other Events.

On May 10, 2011, the Company issued a press release to announce the results of its Annual Meeting of Stockholders held on May 5, 2011. A copy of the press release is annexed hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 10, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

By:	/s/ O’Connell Benjamin
Name:	O’Connell Benjamin
Title:	Chief Executive Officer

Date: May 10, 2011

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press Release dated May 10, 2011.

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